Exhibit 99.1

FOR RELEASE: Wednesday, October 24, 2018 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the "Company") (OTCQX: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended September 30, 2018 was $658,000, or $0.34 per basic and $0.33 per diluted share, compared to $595,000, or $0.32 per basic and $0.30 per diluted share for the same period in 2017.  Net income for the nine months ended September 30, 2018 was $1.5 million, or $0.77 per basic and $0.75 per diluted share, compared to $1.3 million, or $0.69 per basic and $0.65 per diluted share for the same period in 2017.

Robert T. Strong, President and Chief Executive Officer stated, "We are pleased to report that our total assets increased over 8% to $259.0 million at September 30, 2018 when compared to December 31, 2017, largely funded by a $22.8 million increase in total deposits over the same period.  We achieved this increase in assets while reducing our Federal Home Loan Bank advances by $4.0 million or over 14%."

Mr. Strong continued, "As we move into the closing quarter of 2018, our continued focus is on increasing the loan volume at both our bank and our mortgage company subsidiary.  Through September 30, 2018, the Bank's net loan portfolio increased over 6% and our mortgage company subsidiary's loan production year to date is more than 20% ahead of 2017's loan production over the same period."

Mr. Strong added, "The Bank's Texas Ratio decreased to 12.89% over the nine month period when compared to the same period of one year ago of 16.34%; the Bank's non-performing loans as a percent of total loans receivable, net, decreased to 0.73% at September 30, 2018 compared to 1.83% for the same period of one year ago. We are pleased that loan quality remains high within the Bank's portfolio."

Mr. Strong commented, "As always, in conjunction with having maintained a continuing repurchase plan that has repurchased over 38% of our original shares issued in our initial public offering, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Net income amounted to $658,000 for the three months ended September 30, 2018, an increase of $63,000, or 10.6%, compared to net income of $595,000 for three months ended September 30, 2017.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in net interest income of $224,000, a decrease in the provision for income taxes of $141,000, and an increase in non-interest income of $125,000, partially offset by an increase in non-interest expense of $327,000 and an increase in the provision for loan losses of $100,000.

The $224,000, or 11.9%, increase in net interest income for the three months ended September 30, 2018 over the comparable period in 2017 was driven by a $440,000, or 16.5%, increase in interest income, partially offset by a $216,000, or 27.5%, increase in interest expense.  The increase in interest income was primarily due to a $17.1 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $198.8 million for the three months ended September 30, 2017 to an average balance of $215.9 million for the three months ended September 30, 2018, and had the effect of increasing interest income $222,000.  Also contributing to this increase was a

24 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 5.19% for the three months ended September 30, 2017 to 5.43% for the three months ended September 30, 2018, which had the effect of increasing interest income $133,000.  The increase in interest income was also due to an $11.3 million increase in average cash and cash equivalents due from banks, interest bearing, which increased from an average balance of $8.2 million for the three months ended September 30, 2017 to an average balance of $19.6 million for the three months ended September 30, 2018, and had the effect of increasing interest income $41,000.  Also contributing to this increase was a 56 basis point increase in the yield on average cash and cash equivalents due from banks, interest bearing, which increased from 1.46% for the three months ended September 30, 2017 to 2.02% for the three months ended September 30, 2018, which had the effect of increasing interest income $28,000.  The increase in interest expense was primarily attributable to a $20.8 million increase in average interest-bearing liabilities, which increased from an average balance of $199.7 million for the three months ended September 30, 2017 to an average balance of $220.5 million for the three months ended September 30, 2018, and had the effect of increasing interest expense $98,000.  This increase in average interest-bearing liabilities was primarily attributable to an $20.8 million increase in average certificate of deposit accounts which increased from an average balance of $139.9 million for the three months ended September 30, 2017 to an average balance of $160.7 million for the three months ended September 30, 2018, and had the effect of increasing interest expense $92,000.  Also contributing to this increase was a 25 basis point increase in the average rate on interest-bearing liabilities, from 1.57% for the three months ended September 30, 2017 to 1.82% for the three months ended September 30, 2018, which had the effect of increasing interest expense by $118,000.  This increase in rate was primarily attributable to an 21 basis point increase in rate on average certificate of deposit accounts, which increased from 1.77% for the three months ended September 30, 2017 to 1.98% for the three months ended September 30, 2018, and had the effect of increasing interest expense by $83,000, and a 50 basis point  increase in rate on average Federal Home Loan Bank borrowings, which increased from 1.57% for the three months ended September 30, 2017 to 2.07% for the three months ended September 30, 2018, which had the effect of increasing interest expense by $35,000.  The average interest rate spread decreased from 3.24% for the three months ended September 30, 2017 to 3.18% for the same period in 2018 while the net interest margin decreased from 3.40% for the three months ended September 30, 2017 to 3.39% for the three months ended September 30, 2018.

The $100,000, or 120.5%, increase in the provision for loan losses for the three months ended September 30, 2018 over the three months ended September 30, 2017 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at September 30, 2018.

The $125,000, or 11.4%, increase in non-interest income for the three months ended September 30, 2018 over the comparable period in 2017 was primarily attributable to a $50,000, or 156.3%, increase in gain on the sale of SBA loans, a $44,000, or 19.2%, increase in mortgage banking and title abstract fees, a $27,000, or 540.0%, increase in other fees and service charges, and an $11,000, or 12.2%, increase in insurance premiums.  These increases were partially offset by a $14,000, or 2.0%, decrease in net gain on loans held for sale.

The $327,000, or 16.8%, increase in non-interest expense for the three months ended September 30, 2018 compared to the same period in 2017 was primarily attributable to a $245,000, or 18.5%, increase in salaries and employee benefits expense due primarily to increased staff related to the continued expansion of the Company's mortgage banking and lending operations, and the expansion of our real estate agency subsidiary through the acquisition of a local real estate agency in August 2017, a $22,000, or 25.6%, increase in data processing fees, a $22,000, or 15.3%, increase in other non-interest expense, a $14,000, or 35.9%, increase in advertising expense, and a $13,000, or 9.5%, increase in occupancy and equipment expense.

            The provision for income tax decreased $141,000, or 39.4%, from $358,000 for the three months ended September 30, 2017 to $217,000 for the three months ended September 30, 2018 as our effective tax rate decreased from 37.6% for the three months ended September 30, 2017 to 24.8% for the three months ended  September 30, 2018 primarily due to the decrease in the Company's federal income tax rate from 34% in 2017 to 21% in 2018 as a result of the Tax Cuts and Jobs Act which was signed into law on December 22, 2017.

For the nine months ended September 30, 2018, net income increased $191,000, or 14.8%, from $1.3 million for the nine months ended September 30, 2017 to $1.5 million for the nine months ended September 30, 2018.  The increase in net income was primarily the result of increases in non-interest income of $569,000 and net interest income of $553,000, and a decrease in the provision for income taxes of $264,000, partially offset by an increase in non-interest expense of $1.0 million and an increase in the provision for loan losses of $159,000.

The $553,000, or 9.9%, increase in net interest income for the nine months ended September 30, 2018 over the comparable period in 2017 was driven by a $1.2 million, or 14.8% increase in interest income, partially offset by a $602,000, or 27.4%, increase in interest expense.  The increase in interest income was primarily due to a $22.9 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $189.5 million for the nine months ended September 30, 2017 to an average balance of $212.5 million for the nine months ended September 30, 2018, and had the effect of increasing interest income $911,000.  Also contributing to this increase was a three basis point increase in the yield on loans receivable, net, including loans held for sale, which increased from 5.30% for the nine months ended September 30, 2017 to 5.33% for the nine months ended September 30, 2018, which had the effect of increasing interest income by $49,000.  The increase in interest income was also due to an $8.0 million increase in average cash and cash equivalents due from banks, interest bearing, which increased from an average balance of $8.4 million for the nine months ended September 30, 2017 to an average balance of $16.4 million for the nine months ended September 30, 2018, and had the effect of increasing interest income $66,000.  Also contributing to this increase was a 69 basis point increase in the yield on average cash and cash equivalents due from banks, interest bearing, which increased from 1.11% for the nine months ended September 30, 2017 to 1.80% for the nine months ended September 30, 2018, which had the effect of increasing interest income by $85,000.  The increase in interest expense was primarily attributable to a $23.6 million increase in average interest-bearing liabilities, which increased from an average balance of $192.3 million for the nine months ended September 30, 2017 to an average balance of $216.0 million for the nine months ended September 30, 2018, and had the effect of increasing interest expense $309,000.  This increase in average interest-bearing liabilities was primarily attributable to a $16.8 million increase in average certificate of deposit accounts which increased from an average balance of $138.0 million for the nine months ended September 30, 2017 to an average balance of $154.8 million for the nine months ended September 30, 2018, and had the effect of increasing interest expense $218,000, and an $8.6 million increase in average Federal Home Loan Bank borrowings which increased from an average balance of $19.3 million for the nine months ended September 30, 2017 to an average balance of $28.0 million for the nine months ended September 30, 2018, and had the effect of increasing interest expense $102,000.  Also contributing to this increase was a 21 basis point increase in the average rate on interest-bearing liabilities, from 1.52% for the nine months ended September 30, 2017 to 1.73% for the nine months ended September 30, 2018, which had the effect of increasing interest expense by $292,000.  This increase in rate was primarily attributable to a 16 basis point increase in rate on average certificate of deposit accounts, which increased from 1.73% for the nine months ended September 30, 2017 to 1.89% for the nine months ended September 30, 2018, and had the effect of increasing interest expense by $190,000, and a 53 basis point increase in rate on average Federal Home Loan Bank borrowings, which increased from 1.43% for the nine months ended September 30, 2017 to 1.96% for the nine months ended September 30, 2018, which had the effect of increasing interest expense by $103,000.  The average interest rate spread decreased from 3.35% for the nine months ended September 30, 2017, to 3.19% for the same period in 2018 while the net interest margin decreased from 3.50% for the nine months ended September 30, 2017 to 3.38% for the nine months ended September 30, 2018.

             As was the case for the quarter, the $159,000, or 84.1%, increase in the provision for loan losses for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at September 30, 2018.

The $569,000, or 23.6%, increase in non-interest income for the nine months ended September 30, 2018 over the comparable period in 2017 was primarily attributable to a $126,000 net increase in gain on sales and write-downs on other real estate owned, a $113,000, or 23.2%, increase in mortgage banking and title abstract fees, a $101,000, or 206.1%, increase in other fees and services charges, an $82,000, or 134.4%, increase in other non-interest income, a $68,000, or 4.5%, increase in net gain on loans held for sale, a $57,000, or 118.8%, increase in gain on sale of SBA loans, and a $27,000, or 10.5%, increase in insurance commissions earned by Quaint Oak Insurance Agency, a wholly owned insurance subsidiary of Quaint Oak Bank.

The $1.0 million, or 17.8%, increase in non-interest expense for the nine months ended September 30, 2018 compared to the same period in 2017 was primarily attributable to an $864,000, or 21.6%, increase in salaries and employee benefits expense due primarily to increased staff related to the continued expansion of the Company's mortgage banking and lending operations, and the expansion of our real estate agency subsidiary through the acquisition of a local real estate agency in August 2017, a $68,000, or 31.1%, increase in data processing expense, a $44,000 or 37.6%, increase in advertising expense, a $39,000, or 8.7%, increase in other non-interest expense, and a $19,000, or 4.4%, increase in occupancy and equipment expense.

The provision for income tax decreased $264,000, or 37.4%, from $706,000 for the nine months ended September 30, 2017 to $442,000 for the nine months ended September 30, 2018 as our effective tax rate decreased from 35.4% for the nine months ended September 30, 2017 to 23.0% for the nine months ended  September 30, 2018 primarily due to the decrease in the Company's federal income tax rate from 34% in 2017 to 21% in 2018 as a result of the Tax Cuts and Jobs Act, and an increase in a tax deduction taken related to the exercise of non-qualified stock options during this same period.

The Company's total assets at September 30, 2018 were $259.0 million, an increase of $19.4 million, or 8.1%, from $239.6 million at December 31, 2017.  This growth in total assets was primarily due to a $12.3 million, or 6.1% increase in loans receivable, net, a $5.7 million, or 71.4%, increase in cash and cash equivalents, and a $1.6 million increase in other real estate owned.  The largest increases within the loan portfolio occurred in the following categories: commercial real estate loans which increased $10.1 million, or 11.0%, commercial business loans which increased $8.6 million, or 71.7%, multi-family residential loans which increased $3.1 million, or 14.1%, and one-to-four family residential owner occupied loans which increased $1.1 million, or 19.2%.  These increases were partially offset by a $4.9 million, or 9.5%, decrease in one-to-four family residential non-owner occupied loans, and a $4.8 million, or 30.9%, decrease in construction loans.

Total deposits increased $22.8 million, or 12.2%, to $209.0 million at September 30, 2018 from $186.2 million at December 31, 2017. This increase in deposits was primarily attributable to increases of $16.9 million, or 11.7%, in certificates of deposit, and $7.7 million, or 96.4% in non-interest bearing checking accounts, partially offset by a $1.1 million, 3.7%, decrease in money market accounts, a $472,000, or 20.1%, decrease in savings accounts, and a $201,000, or 43.4% decrease in passbook accounts.

Total Federal Home Loan Bank borrowings decreased $4.0 million, or 14.3%, from $28.0 million at December 31, 2017 to $24.0 million at September 30, 2018.  During the nine months ended September 30, 2018, the Company used excess liquidity to repay $1.0 million of short-term and $3.0 million of long-term fixed rate borrowings.

Total stockholders' equity increased $1.4 million, or 6.2%, to $23.6 million at September 30, 2018 from $22.2 million at December 31, 2018.  Contributing to the increase was net income for the nine months ended September 30, 2018 of $1.5 million, the reissuance of treasury stock for exercised stock options of $534,000, common stock earned by participants in the employee stock ownership plan of $145,000, amortization of stock awards and options under our stock compensation plans of $105,000, the reissuance of treasury stock under the Bank's 401(k) Plan of $54,000, and other comprehensive income, net of $4,000.  These increases were partially offset by the purchase of treasury stock of $586,000 and by dividends paid of $372,000.

Non-performing loans amounted to $1.6 million, or 0.73% of net loans receivable at September 30, 2018, consisting of seven loans, three of which are on non-accrual status and four of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $3.1 million, or 1.52% of net loans receivable at December 31, 2017, consisting of eleven loans, three of which were on non-accrual status and eight of which were 90 days or more past due and accruing interest.  The non-performing loans at September 30, 2018 include three one-to-four family owner occupied residential loans, two one-to-four family non-owner occupied residential loans, one commercial real estate loan, and one commercial business loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended September 30, 2018, one new loan was placed on non-accrual status resulting in the reversal of approximately $5,000 of previously accrued interest income, and one loan was paid-off.  The allowance for loan losses as a percent of total loans receivable was 0.88% at September 30, 2018 and 0.89% at December 31, 2017.

Other real estate owned (OREO) amounted to $1.6 million at September 30, 2018, consisting of one property.  There were no properties in other real estate owned at December 31, 2017.  During the second quarter of 2018, collateral for a non-performing construction loan with an aggregate outstanding balance of $1.8 million at the time of foreclosure, was transferred into OREO. In conjunction with this transfer, $100,000 of the outstanding loan balance was charged-off through the allowance for loan losses in the second quarter of 2018, and following a further assessment of the value of the collateral by the Bank, an additional $115,000 was charged-off through the allowance for loan losses in the third quarter.  Non-performing assets amounted to $3.2 million, or 1.22% of total assets at September 30, 2018 compared to $3.1 million, or 1.28% of total assets at December 31, 2017.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies.  Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, headquartered in Southampton, Pennsylvania and the Bank's subsidiary companies conduct business through two regional offices located in the Delaware Valley and Lehigh Valley markets and a Chalfont, PA location.  Quaint Oak Bank's subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC. Consolidated Balance Sheets (In Thousands)

	At September 30, 2018	At December 31, 2017
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$13,560	$7,910
Investment in interest-earning time deposits	4,927	4,879
Investment securities available for sale at fair value	6,950	7,912
Loans held for sale	7,433	7,006
Loans receivable, net of allowance for loan losses (2018: $1,898; 2017: $1,812)	213,980	201,667
Accrued interest receivable	1,117	1,021
Investment in Federal Home Loan Bank stock, at cost	1,086	1,234
Bank-owned life insurance	3,874	3,814
Premises and equipment, net	2,097	1,988
Goodwill	515	515
Other intangible, net of accumulated amortization	380	416
Other real estate owned, net	1,600	-
Prepaid expenses and other assets	1,436	1,234
Total Assets	$258,955	$239,596

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$15,624	$7,956
Interest-bearing	193,375	178,265
Total deposits	208,999	186,221
Federal Home Loan Bank advances	24,000	28,000
Accrued interest payable	183	167
Advances from borrowers for taxes and insurance	1,811	2,423
Accrued expenses and other liabilities	412	600
Total Liabilities	235,405	217,411
Stockholders' Equity	23,550	22,185
Total Liabilities and Stockholders' Equity	$258,955	$239,596

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Interest Income	$3,113	$2,673	$8,947	$7,792
Interest Expense	1,001	785	2,796	2,194
Net Interest Income	2,112	1,888	6,151	5,598
Provision for Loan Losses	183	83	348	189
Net Interest Income after Provision for Loan Losses	1,929	1,805	5,803	5,409
Non-Interest Income	1,221	1,096	2,983	2,414
Non-Interest Expense	2,275	1,948	6,863	5,827
Income before Income Taxes	875	953	1,923	1,996
Income Taxes	217	358	442	706
Net Income	$658	$595	$1,481	$1,290

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share – basic	$0.34	$0.32	$0.77	$0.69
Average shares outstanding – basic	1,945,553	1,868,969	1,916,817	1,857.682
Earnings per share – diluted	$0.33	$0.30	$0.75	$0.65
Average shares outstanding - diluted	2,016,537	2,007,819	1,978,517	1,998,138
Book value per share, end of period	$11.82	$11.50	$11.82	$10.50
Shares outstanding, end of period	1,991,623	1,914,486	1,991,623	1,914,486

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	5.00%	4.81%	4.92%	4.87%
Average rate on interest-bearing liabilities	1.82%	1.57%	1.73%	1.52%
Average interest rate spread	3.18%	3.24%	3.19%	3.35%
Net interest margin	3.39%	3.40%	3.38%	3.50%
Average interest-earning assets to average interest-bearing liabilities	112.89%	111.31%	112.28%	111.01%
Efficiency ratio	68.27%	65.26%	75.14%	72.72%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.73%	1.83%	0.73%	1.83%
Non-performing assets as a percent of total assets	1.22%	1.60%	1.22%	1.60%
Allowance for loan losses as a percent of non-performing loans	121.24%	48.99%	121.24%	48.99%
Allowance for loan losses as a percent of total loans receivable	0.88%	0.89%	0.88%	0.89%
Texas Ratio (2)	12.89%	16.34%	12.89%	16.34%
______________
(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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